Exhibit 23.1

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2011 Equity Incentive Plan, the 2018 Equity Incentive Plan and the 2018 Employee Stock Purchase Plan of SVMK Inc. of our report dated June 15, 2018, with respect to the consolidated financial statements of SVMK Inc. for the year ended December 31, 2017 included in its Registration Statement (Form S-1 No. 333-227099) and related Prospectus of SVMK Inc. filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Francisco, California

October 1, 2018